Exhibit (a)(1)(F)

LETTER TO PARTICIPANTS IN

THE TORO COMPANY INVESTMENT, SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN,
THE TORO COMPANY PROFIT-SHARING PLAN FOR PLYMOUTH UNION EMPLOYEES, AND
THE HAHN EQUIPMENT CO. SAVINGS PLAN FOR UNION EMPLOYEES

March 17, 2004

RE: Offer to Purchase Common Stock of The Toro Company

TO:	Participants in The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees and The Hahn Equipment Co. Savings Plan for Union Employees

Dear Participant:

A.     THE TENDER OFFER

      We are enclosing materials being sent to stockholders of The Toro Company (“Toro”) in connection with its recently announced offer to purchase up to 2,500,000 shares of Toro’s common stock, par value $1.00 per share, together with the associated preferred stock purchase rights issued under the Rights Agreement, dated as of May 20, 1998, between Toro and Wells Fargo Bank, N.A., as the Rights Agent (such shares, together with such rights, herein referred to as the “shares”), at a price not greater than $60.00 nor less than $56.50 per share, net to the seller in cash, without interest. The terms and conditions of this offer are set forth in Toro’s offer to purchase, dated March 17, 2004, and in the letter of transmittal, which together (and as each might be amended or supplemented from time to time) constitute the tender offer.

      Toro will, upon the terms and subject to the conditions of the tender offer, determine a single per share price (the “Purchase Price”), not greater than $60.00 nor less than $56.50 per share, that it will pay for the shares properly tendered pursuant to the tender offer and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders. Toro will select the lowest purchase price that will allow it to purchase 2,500,000 shares, or, if a lesser number of shares is properly tendered, such lesser number as is properly tendered and not properly withdrawn. Toro also expressly reserves the right, in its sole discretion, to purchase additional shares, subject to applicable legal requirements. All stockholders whose shares Toro purchases will receive the same purchase price for each share that Toro purchases in the tender offer.

      As described in the offer to purchase, if more than 2,500,000 shares, or such greater number of shares as Toro may elect to purchase in accordance with applicable law, are properly tendered at or below the Purchase Price and not properly withdrawn before the expiration date, then Toro will accept shares for purchase at the Purchase Price in the following order of priority:

1. First, Toro will purchase all shares properly tendered at or below the Purchase Price and not properly withdrawn before the expiration date by any “odd lot holder” who:

a. tenders ALL of the shares owned beneficially or of record by such odd lot holder at or below the Purchase Price before the expiration date (partial tenders will not qualify for this preference); AND

b. completes the section captioned “Odd Lots” on the letter of transmittal and, if applicable, on the notice of guaranteed delivery,

      without regard to any proration that would otherwise be applicable to such “odd lot” shares.

2. Second, after Toro has purchased all properly tendered (and not properly withdrawn) “odd lot” shares, Toro will purchase all other shares properly tendered (and not properly withdrawn) at or below the Purchase Price before the expiration date on a pro rata basis if necessary, subject to the conditional tender provisions described in Section 6 of the offer to purchase, and with adjustments to avoid purchases of fractional shares, all as provided in the offer to purchase.

3. Third, and only if necessary to permit Toro to purchase 2,500,000 shares (or such greater number of shares as Toro may elect to purchase subject to applicable law), Toro will purchase properly tendered shares from holders who have tendered shares conditionally (and for whom the condition was not initially satisfied) by random lot to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered (and for whom the condition was not initially satisfied) must have tendered all of their shares.

B.     YOUR RIGHTS PURSUANT TO

THE TORO COMPANY INVESTMENT, SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN,
THE TORO COMPANY PROFIT-SHARING PLAN FOR PLYMOUTH UNION EMPLOYEES AND
THE HAHN EQUIPMENT CO. SAVINGS PLAN FOR UNION EMPLOYEES

      We have enclosed a brief description of the tender offer and questions and answers (“Q&A”) describing how the process works in the context of The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees and The Hahn Equipment Co. Savings Plan for Union Employees. In this letter and the accompanying documents, we refer to the Plan to which you belong (whether it be The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees or The Hahn Equipment Co. Savings Plan for Union Employees) as your “Plan,” and to the three plans collectively, as the “Plans.” The assets of each of the Plans are held in separate Trust Funds. Putnam Fiduciary Trust Company is currently the Trustee for all three Trust Funds and is referred to in this letter as the “Trustee.” Finally, we refer to the amount of each participant’s beneficial interest in the Trust Fund holding the assets of that participant’s Plan as such participant’s “Plan account.”

      Our records indicate that you are a participant in The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees, or The Hahn Equipment Co. Savings Plan for Union Employees. According to our records, pursuant to your participation in one of the Plans, shares are allocated to the account held for your benefit in such Plan (your “Plan account”). Accordingly, pursuant to the tender offer described in Part A of this letter, you may elect to direct the Trustee to tender (i.e., offer to sell) some or all of the shares (excluding fractional shares) currently allocated to your Plan account (which are referred to in this letter and in the accompanying election form and Q&A as your “Plan shares”), by following the procedures described in the documents enclosed with this letter. In order to instruct the Trustee to tender any of your Plan shares, you must fill out the enclosed yellow election form, which requires you to indicate the percentage of your Plan shares that you are choosing to tender, and the minimum price you are willing to accept for such shares. In addition, if you want to maximize the chances of Toro purchasing your Plan shares, instead of electing a specific price, you may simply check the box indicating that you are tendering your Plan shares at the purchase price that Toro determines pursuant to the terms of the tender offer (which is referred to in this letter and the accompanying documents as the “Purchase Price”), whatever that price might be within the range of $56.50 to $60.00 per share.

      PLEASE NOTE THAT, ALTHOUGH THE DEADLINE FOR THE TRUSTEE TO TENDER YOUR SHARES IS WEDNESDAY, APRIL 14, 2004, TO ALLOW THE TRUSTEE SUFFICIENT TIME TO PROCESS YOUR INSTRUCTIONS, YOU MUST SEND YOUR ELECTION FORM TO THE TRUSTEE FOR RECEIPT BY 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 9, 2004. You also may direct the Trustee to withdraw any tender you have previously directed it to make pursuant to the tender offer, as long as you do so prior to 5:00 P.M., New York City time, on Friday, April 9, 2004. If the tender offer is extended, then you must ensure that the Trustee receives any withdrawal requests or election forms that you send by 5:00 p.m., New York City time, on the date that is three (3) New York Stock Exchange trading days before the new expiration date.

      The election form calls for you to specify a percentage of your Plan shares that you are instructing the Trustee to tender. You may obtain information about the number of shares allocated to your Plan account by calling the Trustee at (800) 216-4719. You may tender some or all of the shares held in your Plan account (excluding fractional shares).

      Before making a decision, you should read carefully the enclosed offer to purchase, letter of transmittal, Q&A and the yellow election form. IF YOU FAIL TO COMPLETE, SIGN OR TIMELY TRANSMIT THE YELLOW ELECTION FORM SO THAT THE TRUSTEE RECEIVES IT BY 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 9, 2004, YOU WILL BE DEEMED TO HAVE INSTRUCTED THE TRUSTEE NOT TO OFFER ANY OF YOUR PLAN SHARES FOR SALE UNDER THE TENDER OFFER.

      The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7 of the offer to purchase for a description of these conditions.

      NEITHER TORO NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY PARTICIPANT IN ANY OF THE PLANS AS TO WHETHER TO INSTRUCT THE TRUSTEE TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF THE SHARES IN SUCH PARTICIPANT’S PLAN ACCOUNT, OR AS TO THE PRICE OR PRICES AT WHICH ANY SUCH PARTICIPANT MIGHT WISH TO INSTRUCT THE TRUSTEE TO TENDER HIS OR HER SHARES. PARTICIPANTS IN THE PLANS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE DIRECTORS AND EXECUTIVE OFFICERS OF TORO HAVE ADVISED TORO THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. THE TRUSTEE WILL TREAT CONFIDENTIALLY YOUR DECISION WHETHER OR NOT TO TENDER YOUR PLAN SHARES.

      If you direct the Trustee to tender any shares, the Trustee will allocate the purchase price that Toro pays for such shares (the “tender proceeds”) to the Toro RetirementReady Balanced Portfolio (the “Default Fund”) for your benefit and on your behalf. Beginning on the first business day following the Trustee’s receipt of the tender proceeds, you will be able to move such tender proceeds at your own discretion to other investment funds of your choosing within your Plan.

      The tender offer is being made solely under the offer to purchase and the letter of transmittal. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions whose laws require that the tender offer be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Toro by Banc of America Securities LLC, the dealer manager for the tender offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      IF YOU ARE ELECTING TO TENDER SHARES FROM YOUR PLAN ACCOUNT, YOUR PROMPT ACTION IS REQUESTED. THE TRUSTEE MUST RECEIVE THE ENCLOSED YELLOW ELECTION FORM BY 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 9, 2004 (unless the tender offer is extended). Please transmit your election form to the Trustee at Putnam Place, P.O. Box 9740, Providence, Rhode Island 02490-9740. PLEASE USE THE ENCLOSED PRE-ADDRESSED REPLY ENVELOPE TO RETURN YOUR COMPLETED ELECTION FORM, OR FAX YOUR COMPLETED ELECTION FORM TO (800) 250-8417. In an emergency, you may also overnight your election form to the Trustee at the above address. Do not call your benefits administrator to communicate your decision regarding the tender offer. You may only respond by completing and transmitting the enclosed election form TO THE TRUSTEE. Do not mail your completed election form to your benefits administrator.

      You must complete and sign the enclosed yellow election form. IF YOU DO NOT SIGN THE FORM, YOUR DIRECTIONS WILL NOT BE ACCEPTED AND THE ELECTION FORM, AS WELL AS YOUR DIRECTIONS, WILL BE VOID. IN THAT EVENT, YOU WILL BE DEEMED TO HAVE CHOSEN NOT TO TENDER ANY PLAN SHARES.

      IF YOU DO NOT WISH TO TENDER ANY OF YOUR PLAN SHARES, SIMPLY TAKE NO ACTION. If the Trustee does not receive any direction, you will be deemed to have instructed the Trustee not to tender any of your Plan shares, and such shares will remain in your Plan account.

      YOUR DECISION WHETHER OR NOT TO TENDER THE SHARES WILL BE KEPT CONFIDENTIAL.

Sincerely,

THE TORO COMPANY
Administrator of The Toro Company Investment, Savings and Employee Stock Ownership Plan, The Toro Company Profit-Sharing Plan for Plymouth Union Employees and The Hahn Equipment Co. Savings Plan for Union Employees.

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